Exhibit 99.1
FOR IMMEDIATE RELEASE

November 2, 2018

THE EASTERN COMPANY REPORTS EARNINGS OF $0.60 PER DILUTED SHARE
FOR THE THIRD QUARTER OF 2018, AN INCREASE OF 71% OVER THE SAME PERIOD IN 2017

Naugatuck, CT – The Eastern Company (NASDAQ:EML) today announced the results of operations for the third quarter of 2018.  Sales for the third quarter were $57.4 million, compared to $56.0 million for the same period in 2017.  Net income for the third quarter of 2018 was $3.8 million, or $0.60 per diluted share, compared to $2.2 million, or $0.35 per diluted share, for the same period last year.

Mr. August Vlak, President and CEO, stated that "the increase in sales for the third quarter of 2018 compared to the same period in 2017 reflects sustained growth across our Industrial Hardware and Security Products business segments.  Our Industrial Hardware segment grew by 4% in the third quarter of 2018 compared with the third quarter of 2017.  Our businesses are well-positioned to take advantage of growth in the heavy duty trucks, sports utility vehicles, and military markets, which more than offset deterioration in the market for recreational vehicles.  Strong execution at our Eberhard Manufacturing business delivered two all-time record sales months in the third quarter of 2018.  Sales in our Security Product segment grew by 5% in the third quarter of 2018 compared to the same period in 2017 due primarily to the strong growth of our Illinois Lock business and the acquisition of certain assets of Load N Lock Systems, Inc.  In the third quarter of 2018, Illinois Lock completed the seamless integration of Load N Lock while earning ISO certification at the same time.  In our Metal Products segment, sales for the third quarter of 2018 were down 10% compared to the third quarter of 2017 due primarily to lower sales of mining products, partially offset by strong growth of new industrial markets."

Net income increased 69% to $3.8 million for the third quarter of 2018 from $2.2 million for the comparable period of 2017.  The growth in net income was primarily attributable to increased profitability of the Company's Eberhard Manufacturing and Illinois Lock businesses.  While the Company increased total investment in new product development, it significantly reduced its investments in certain programs, including Road-iQ.  Gross margins were 25% of net sales for the third quarter of 2018 compared to 21% of net sales for the third quarter of 2017.  Mr. Vlak commented that "the favorable impact from changes in the product mix and price increases in response to higher raw material costs and cost absorption was partially offset by higher prices for steel, zinc, copper and scrap iron."

Mr. Vlak further stated, "Looking ahead, we believe we are addressing economic uncertainties.  Our businesses have been working with our customers to manage the increased tariffs with other countries.  Our backlog remains strong going into the new year due, in part, to our subsidiary, Velvac Holdings, Inc., successfully capturing several significant new mirror programs.  We strengthened our balance sheet by using cash repatriated from overseas subsidiaries to pay down outstanding debt in the third quarter and repurchasing 30,000 shares of our common stock between August 1 and October 31, 2018 pursuant to our previously announced share repurchase program.  We are confident that our three-part strategy of optimizing our portfolio businesses, improving execution and building our balance sheet will generate long-term results for our shareholders"

The Eastern Company will host a conference call to discuss its results for the third quarter and first nine months of 2018 and other matters on Tuesday, November 6, 2018 at 9:00 a.m. Eastern Time.  Participants can access the conference call by phone at (888) 669-0687.  Participants can also join via the web at https://www.webcaster4.com/Webcast/Page/1757/28155

About The Eastern Company
The Eastern Company is 160-year old manufacturer of industrial hardware, security products and metal castings.  It operates 16 locations in the United States, Canada, Mexico, Taiwan and China.

Safe Harbor for Forward-Looking Statements
Statements in this document about our future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the rules, regulations and releases of the Securities and Exchange Commission. Any statements that are not statements of historical fact, including statements containing the words "believes," "intends", "continues," "reflects," "plans," "are confident," "anticipates," "expects," and similar expressions, should also be considered to be forward-looking statements. Readers should not place undue reliance on these forward-looking statements, which are based upon management's current beliefs and expectations.  These forward-looking statements are subject to risks and uncertainties, and actual results might differ materially from those discussed in, or implied by, the forward-looking statements.  Among the risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements include, but are not limited to changing customer preferences, lack of success of new products, loss of customers and increased prices for raw materials.  There are important, additional factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including those set forth in our reports and filings with the Securities and Exchange Commission.  We undertake no obligation to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise.

The Eastern Company
August Vlak or John L. Sullivan III, 203-729-2255

Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (NASDAQ - EML)

	THREE Months Ended		NINE Months Ended

	13 wks	13 wks	39 wks	39 wks
	Sept 29, 2018	Sept 30, 2017	Sept 29, 2018	Sept 30, 2017
Net Sales	$ 57,357,442	$ 56,007,937	$ 177,663,291	$ 50,095,975

Net Income After Tax	$ 3,766,661	$ 2,230,481	$ 10,125,333	$ 5,214,024

Net Income Per Share:
Basic	$ 0.60	$ 0.36	$ 1.62	$ 0.83
Diluted	$ 0.60	$ 0.35	$ 1.61	$ 0.83

Weighted average
shares outstanding:
Basic	6,262,332	6,259,872	6,263,733	6,258,278
Diluted	6,290,248	6,296,551	6,291,649	6,294,957